UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 22, 2005

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Bent Branch Drive, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 868-0225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement.

    (1)and (2)

On August 26, 2005, the Registrant announced that on August 22, 2005, the Registrant entered into an addendum to its agreement for credit financing with Rockland Credit Finance, LLC (Rockland). For a brief description of that addendum, see Item 2.03(a) below.

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Item 2.03(a) Creation of a Direct Financial Obligation.

(1), (2) and (3)

On August 22, 2005, the Registrant entered into an addendum to its agreement for credit financing with Rockland, which it entered into on April 4, 2005. The credit financing agreement addendum has an initial term of 120 days, and the Registrant may request one or more 90 day extensions from Rockland, which Rockland may not unreasonably withhold.

As a precondition to the credit financing agreement addendum, the Registrant must induce Essar Global Limited to extend the term of the promissory note in the amount of $1.5 million to a date that is 90 days after the expiration of the credit financing agreement addendum, including all applicable extensions.

By its terms, and construed together with the initial credit financing agreement, the credit financing agreement addendum allows the Registrant to assign, on a once per month basis, all of its unbilled accounts receivable to Rockland, subject in each case to Rockland’s prior review, selection and acceptance of certain of those unbilled accounts. The credit financing agreement and addendum prohibit the Registrant from entering into alternative credit financing arrangements without Rockland’s prior written consent, unless Rockland rejects the Registrant’s selection of any particular unbilled account for sale and assignment, in which case that rejected account may be sold and assigned or pledged without restriction. During its term, the credit financing agreement addendum also prohibits the Registrant from using cash from its operations to repay any of its outstanding debts owed to third parties other than Rockland.

Except for circumstances in which the Registrant has defaulted under the credit financing agreement or under a particular customer contract, under the credit financing agreement addendum Rockland will pay to the Registrant proceeds on the unbilled accounts in the following order of priority: first, from assigned accounts corresponding to unbilled accounts; next, from assigned accounts not corresponding to unbilled accounts; last, from amounts

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including cash reserves otherwise owed by Rockland to the Registrant. In the event of a default or termination of a particular customer contract, the Registrant agrees to immediately repurchase from Rockland the unbilled account corresponding to that customer contract.

Under the credit financing agreement addendum, the purchase price for each accepted account will be the face amount of that account less a discount fee of 0.75%.

When an account is accepted for purchase and assignment, Rockland agrees to pay the Registrant 50% of the face value of that account at the time of assignment, with the balance payable upon Rockland’s collection of that account, less Rockland’s discount fee and other applicable administrative fees.

Unlike invoiced accounts under the credit financing agreement, under the credit financing agreement addendum, the Registrant does not guarantee Rockland a minimum volume of unbilled accounts receivables. The Registrant and Rockland have agreed that the amount of advance payments in respect of unbilled accounts receivable may not exceed $1 million at any time.

The credit financing agreement addendum contains recourse provisions that allow Rockland to sell back to the Registrant any unbilled account outstanding longer than 30 days, for a price equal to the advance amount Rockland paid for that account, plus accrued fees and expenses.

Under the credit financing agreement addendum, the Registrant agrees to guarantee the obligations of its subsidiaries under the credit financing agreement and addendum. As security for its payment obligations and parent guarantee under the credit financing agreement addendum, the Registrant grants Rockland a security interest in all of its assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 26, 2005	AEGIS COMMUNICATIONS GROUP, INC.

	By:	/s/ Kannan Ramasamy
Kannan Ramasamy President and CEO

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